UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2009

INTCOMEX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-134090	65-0893400
(Commission File Number)	(IRS Employer Identification No.)

3505 NW 107th Avenue, Miami, FL 33178

(Address, including Zip Code, of Principal Executive Offices)

(305) 477-6230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On December 22, 2009, Intcomex, Inc. (the “Company”) and certain subsidiaries of the Company (the “Guarantors”) entered into an indenture (the “Indenture”) with The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), relating to the issuance by the Company of $120.0 million aggregate principal amount of 13 1/4% Second Priority Senior Secured Notes due 2014 (the “New Notes”). The New Notes were sold in a private placement transaction, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The terms of the New Notes are governed by the Indenture. Interest on the New Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2010. The Company’s obligations under the New Notes and the Guarantors’ obligations under the guarantees will be secured on a second priority basis by a lien on:

•	100% of the capital stock of certain of the Company’s and each Guarantor’s directly owned domestic restricted subsidiaries;

•	65% of the capital stock of the Company’s and each Guarantor’s directly owned foreign restricted subsidiaries; and

•

substantially all the assets of the Company’s subsidiary Software Brokers of America, Inc. (“SBA”), to the extent that those assets secure the Company’s new senior secured revolving credit facility with Comerica Bank (the “Senior Secured Revolving Credit Facility”), subject to certain exceptions.

Such liens will not extend to the assets of any of the Company’s foreign subsidiaries, which as of September 30, 2009, accounted for approximately 45.1% of the book value of the Company’s total assets. This second priority lien will be subordinated to a first priority lien securing the Senior Secured Revolving Credit Facility. Under certain circumstances, the Indenture and the security documents relating to the New Notes permit the Company to incur additional debt that may also be secured by liens on the collateral that are senior to the second priority liens securing the New Notes, and to incur additional debt secured by the second priority liens securing the New Notes.

The Company may redeem the New Notes, in whole or in part, at any time prior to December 15, 2012 at a price equal to 100% of the aggregate principal amount of the New Notes plus a “make-whole” premium. At any time prior to December 15, 2012, the Company may redeem (i) up to 35% of the aggregate principal amount of the New Notes with the net cash proceeds of certain equity offerings and (ii) up to 10% of the original aggregate principal amount of the New Notes (no more than once in any 12-month period).

The Company will be required to redeem up to 35% of the aggregate principal amount of the New Notes if an initial public offering occurs on or prior to December 15, 2012 at a price equal to 113.25% of the principal amount of the New Notes.

If the Company experiences certain kinds of changes of control, it must offer to purchase the New Notes at 101% of their principal amount, plus accrued and unpaid interest. If the Company sells certain assets and do not reinvest the net proceeds in compliance with the Indenture, it must under certain circumstances offer to repurchase the New Notes at 100% of their principal amount, plus accrued and unpaid interest.

The Indenture contains covenants that limit, among other things, the Company’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness or enter into sale and leaseback obligations;

•	pay certain dividends or make certain distributions on its capital stock or repurchase its capital stock;

•	make certain investments or other restricted payments;

•	place restrictions on the ability of subsidiaries to pay dividends or make other payments to the Company;

•	engage in transactions with the Company’s shareholders or affiliates;

•	sell certain assets or merge with or into other companies; and

•	guarantee indebtedness.

The Company is required to redeem $5.0 million aggregate principal amount of the New Notes on December 15 of each of the years 2011 and 2012 and $10.0 million aggregate principal amount of the New Notes on December 15, 2013 at a redemption price equal to 100% of the aggregate principal amount of the New Notes to be redeemed, together with accrued and unpaid interest to the redemption date subject to certain requirements.

The Company used the proceeds from the sale of the New Notes to repay its borrowings under, and renew, its existing senior secured credit facility, repurchase, redeem or otherwise discharge its existing 11 3/4% Senior Notes (the “2011 Notes”) and the balance for general corporate purposes.

The foregoing description of the Indenture and the New Notes is qualified in its entirety by reference to the Indenture (including the form of New Notes attached thereto), copies of which are filed as Exhibits 4.1 and 4.2, respectively, to this Report.

Registration Rights Agreement

Pursuant to a registration rights agreement executed as part of this offering, the Company has agreed (1) to use its commercially reasonable best efforts to consummate an exchange offer and (2) if required, to have a shelf registration statement declared effective with respect to resales of the New Notes. If the Company fails to satisfy its obligations under the registration rights agreement, it will be required to pay additional interest to the holders of the New Notes under certain circumstances.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 4.3 to this Report.

Second Supplemental Indenture

On December 22, 2009, the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, executed a second supplemental indenture effective December 22, 2009 (the “Second Supplemental Indenture”) amending the Indenture, dated as of August 25, 2005, relating to the 2011 Notes (as supplemented and amended, including as supplemented and amended by the Second Supplemental Indenture, the “2011 Notes Indenture”). The Guarantors that guaranteed the Company’s obligations under the indenture governing the 2011 Notes also executed the Second Supplemental Indenture. The execution of the Second Supplemental Indenture was accomplished as a result of the receipt of tenders and related consents from the holders of at least two thirds in principal amount of the 2011 Notes in response to the Company’s previously announced tender offer and consent solicitation.

The Second Supplemental Indenture amends the indenture governing the 2011 Notes to delete or make less restrictive substantially all of the restrictive covenants contained in such indenture (other than requirements to make an offer for the 2011 Notes in the event of certain asset sales), to delete events of default relating to covenant defaults, cross-defaults and judgments against the Company, and to make conforming and related changes to the indenture. The Second Supplemental Indenture also amends the indenture governing the 2011 Notes to reduce the minimum redemption notice period from 30 days to three days. The 2011 Notes tendered in response to the tender offer prior to 5:00 pm, New York City time, on December 21, 2009 can no longer be withdrawn.

The foregoing summary of the material provisions of the Second Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the Second Supplemental Indenture, a copy of which is filed as Exhibit 4.4 to this Report.

Senior Secured Revolving Credit Facility

On December 22, 2009, SBA closed a senior secured revolving credit facility (the “New Credit Facility”) with Comerica Bank. The aggregate size of the facility is $20.0 million (with a possible increase of an additional $10.0 million) and it matures in January 2013.

Under the New Credit Facility, at SBA’s option, amounts due under the revolving credit facility will bear interest at the daily adjustable LIBOR rate (at no time less than 2.0%) plus 3.5%. In addition, SBA will pay an administrative fee of $30,000 per annum and a facility fee equal to 0.50% of the aggregate amount of the revolving credit commitment, payable quarterly in arrears. Additional customary fees will be payable upon the issuance of letters of credit. Upon the occurrence of any event of default under the revolving credit facility, interest will accrue at a rate equal to 3.0% per annum above the otherwise applicable rate.

The New Credit Facility contains a number of covenants that, among other things, restrict SBA’s ability to (i) incur additional indebtedness; (ii) make certain capital expenditures; (iii) guarantee certain obligations; (iv) create or allow liens on certain assets; (v) make investments, loans or advances; (vi) pay dividends, make distributions or undertake stock and other equity interest buybacks; (vii) make certain acquisitions; (viii) engage in mergers, consolidations or sales of assets; (ix) use the proceeds of the revolving credit facility for certain purposes; (x) enter into transactions with affiliates in non-arms’ length transactions; (xi) make certain payments on subordinated indebtedness; and (xii) acquire or sell subsidiaries. The New Credit Facility also requires SBA to maintain certain of ratios of debt, income, and net worth, as well as other restrictive financial covenants.

Item 3.03.	Material Modification to Rights of Security Holders.

The information included in Item 1.01 of this Report under the heading “Second Supplemental Indenture” is incorporated by reference into this Item 3.03.

Item 8.01.	Other Events.

On December 22, 2009, Intcomex, Inc. announced that it had consummated its private offering to eligible purchasers of $120,000,000 aggregate principal amount of 11 3/4% Second Priority Senior Secured Notes due 2014 and the early settlement of its previously announced cash tender offer and consent solicitation with respect to any and all of its $96,915,000 aggregate principal amount of 11 3/4% Second Priority Senior Secured Notes due 2011, CUSIP No. 45809NAB3.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title

4.1	Indenture, dated as of December 22, 2009, among Intcomex, Inc., Software Brokers of America, Inc., Intcomex Holdings, LLC, Intcomex Holdings SPC-I, LLC, Forza Power Technologies, LLC, Klip Xtreme, LLC, Nexxt Solutions, LLC, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.2	Form of 13 1/4% Second Priority Senior Secured Note due 2014 (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of December 22, 2009, among Intcomex, Inc., Software Brokers of America, Inc., Intcomex Holdings, LLC, Intcomex Holdings SPC-I, LLC, Forza Power Technologies, LLC, Klip Xtreme, LLC, Nexxt Solutions, LLC, Banc of America Securities LLC and Citigroup Global Markets Inc.

4.4	Second Supplemental Indenture, dated as of December 22, 2009, among Intcomex, Inc., the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. as Trustee.

99.1	Press release, dated as of December 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intcomex, Inc.

Date: December 23, 2009	By:	/s/ RUSSELL A. OLSON
	Name:	Russell A. Olson
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title

4.1	Indenture, dated as of December 22, 2009, among Intcomex, Inc., Software Brokers of America, Inc., Intcomex Holdings, LLC, Intcomex Holdings SPC-I, LLC, Forza Power Technologies, LLC, Klip Xtreme, LLC, Nexxt Solutions, LLC, and The Bank of New York Mellon Trust Company, N.A., as Trustee (Furnished herewith).

4.2	Form of 13 1/4% Second Priority Senior Secured Note due 2014 (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of December 22, 2009, among Intcomex, Inc., Software Brokers of America, Inc., Intcomex Holdings, LLC, Intcomex Holdings SPC-I, LLC, Forza Power Technologies, LLC, Klip Xtreme, LLC, Nexxt Solutions, LLC, Banc of America Securities LLC and Citigroup Global Markets Inc. (Furnished herewith).

4.4	Second Supplemental Indenture, dated as of December 22, 2009, among Intcomex, Inc., the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. as Trustee (Furnished herewith).

99.1	Press release, dated as of December 23, 2009 (Furnished herewith).